                                                                    EXHIBIT 2.04


                                PLAN OF MERGER
                                       OF
                              ASX R&D CORPORATION
                                      INTO
                             ASYMETRIX CORPORATION

     THIS PLAN OF MERGER is made by and between ASYMETRIX CORPORATION, a Washington corporation, ("Asymetrix") and ASX R&D CORPORATION, a Washington corporation, ("ASX").

     ASX shall merge with and into Asymetrix, with Asymetrix being the surviving corporation, as follows:

     1.  Merger.  Upon the terms and subject to the conditions of this Plan of
         ------
     Merger, at the Effective Date (as defined below) in accordance with the Washington Business Corporation Act (the "Act"), ASX will merge with and into Asymetrix (the "Merger") and the separate existence of ASX will thereupon cease. Asymetrix will be the surviving corporation in the Merger.

     2.  Effective Date.  The Merger will become effective as of the date and at
         --------------
     such time (the "Effective Date") as a copy of this Plan of Merger, and any other documents necessary to effect the Merger are filed with the Secretary of State of the State of Washington and become effective.

     3.  Terms and Conditions of Merger.  At the Effective Date of the Merger:
         ------------------------------

          (a) Each share of ASX common stock that is issued and outstanding immediately prior to the Effective Date will be canceled.

          (b) Paul G. Allen ("Allen"), the sole shareholder of ASX, will receive in consideration of the Merger and for cancellation of his shares of ASX common stock, 15,000 shares of common stock of Asymetrix.

          (c) Each share of Asymetrix common stock which is issued and outstanding immediately prior to the Effective Date, other than shares owned by Allen, will be canceled and returned to the status of authorized but unissued. The holder of each canceled share, other than shares, if any, held by any "Dissenter," as that term is defined in RCW 23B.13, shall be paid $0.50 per share, as follows:

               (i) Each holder of Asymetrix common stock entitled to payment therfor (a "Payee") shall deliver his or her stock certificate(s) to the Secretary of Asymetrix during regular business hours on any business day within 180 days of the Effective Date. Shares shall be surrendered for cancellation by delivering them in person or by mail to:

                         John D. Atherly, Secretary
                         ASYMETRIX CORPORATION
                         Suite 700
                         110-110th Ave. N.E.
                         Bellevue, Washington  98004

               The certificate need not be endorsed in any manner. The Payee should include with the surrendered certificate the address at which he or she wishes the monetary payment to be mailed;

               (ii) The Secretary is authorized, but not required, to accept as proof of ownership in lieu of a stock certificate a duly executed lost certificate affidavit and indemnity in form acceptable to the Secretary;

               (iii) The Secretary will deliver payment for the shares so evidenced by forwarding a check in the appropriate amount via first class mail to such mailing address as may be specified by the Payee, or, if no such address is specified by the Payee, to the last known address of the Payee. Payment for such surrendered shares shall be mailed within 30 days of the later of the Effective Date of the Merger or the date upon which the certificate other acceptable proof of share ownership is received by Asymetrix;

               (iv) Asymetrix shall not be obligated to make payment for shares where neither a stock certificate nor other acceptable proof of ownership is received within 180 days from the Effective Date.

     The holder of each canceled share held by any Dissenter shall be dealt with as provided under Section 23B.13 of the Washington Business Corporation Act.

          (d) Each issued and outstanding share of Asymetrix common stock owned by Allen immediately prior to the Effective Date shall remain issued and outstanding.

     4.  Name.  The name of the surviving corporation will remain "Asymetrix
         ----
     Corporation."

     5.  Directors and Principal Officers.  The directors and the executive
         --------------------------------
     officers of Asymetrix immediately prior to the Effective Date will continue to serve as the directors and executive officers of Asymetrix after the Effective Date.

     6.  Articles of Incorporation and Bylaws.  At and after the Effective Date,
         ------------------------------------
     the Articles of Incorporation and the Bylaws of Asymetrix in effect immediately prior to the Effective Date will continue to be the Articles of Incorporation and the Bylaws of Asymetrix.

     7.  Conditions Precedent.  This Plan of Merger is subject to the approval
         --------------------
     of the directors and shareholders of both Asymetrix and ASX.

     8.  Amendment.  This Plan of Merger may be amended by the agreement of the
         ---------
     parties hereto either before or after approval by their respective shareholders, provided that any such amendment does not materially affect the rights of any shareholder who does not consent to such amendment.

     9.  Execution.  This Plan of Merger may be executed in any number of
         ---------
     counterparts each of which will be deemed an original and all counterparts will constitute one and the same instrument.

     DATED as of this 14th day of February, 1995.

                              ASYMETRIX CORPORATION


                              /s/ Vern L. Raburn
                              ------------------------------
                              Vern L. Raburn
                              President

                              ASX R&D CORPORATION



                              /s/ Bert E. Kolde
                              ------------------------------
                              Bert E. Kolde
                              President